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EXHIBIT 8.1

[LETTERHEAD OF CLIFFORD CHANCE US LLP]

January 13, 2004

iStar Financial Inc.
1113 Avenue of the Americas, 27th Floor
New York, New York 10036

Dear Sirs:

        We have acted as counsel to iStar Financial Inc. (the "Company") in connection with the Company's offer to exchange iStar Financial Inc. 5.70% Series B Senior Notes due 2014 (the "iStar Notes") for the outstanding TriNet Corporate Realty Trust, Inc. 7.70% Notes due 2017 (the "TriNet Notes") and its solicitation of consents in connection with proposed amendments to the indenture governing the TriNet Notes. The exchange offer and consent solicitation are being made pursuant to a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended.

        In rendering the opinions expressed herein, we have examined and relied upon such documents, records and instruments as we have deemed necessary in order to enable us to render the opinions referred to in this letter. In our examination of the foregoing documents, we have assumed, with your consent, that (i) all factual documents reviewed by us are original documents, or true and accurate copies of original documents, and have not been subsequently amended, (ii) the signatures of each document are genuine, (iii) each party who executed such documents had proper authority and capacity, (iv) all factual representations and statements set forth in such documents are true and correct, (v) all obligations imposed by any such documents on the parties thereto have been or willl be performed or satisfied in accordance with their terms and (vi) the Company at all times has been and will continue to be organized and operated in accordance with the terms of such documents.

        For purposes of rendering the opinions stated below, we have also assumed, with your consent, the accuracy of the factual representations contained in the certificate of representations, dated as of the date hereof, provided to us by the Company (the "Certificate"). These representations generally relate to the operation and classification of the Company as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code").

        Based upon and subject to the foregoing, we are of the opinion that commencing with its initial taxable year ended December 31, 1998, the Company was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company's present and proposed method of operation, as represented by the Company, will permit the Company to continue to so qualify. We also confirm that the discussion in the Registration Statement under the caption "Material Federal Income Tax Consequences," to the extent it consists of statements of law and legal conclusions, and subject to the limitations and qualifications set forth therein, constitutes our opinion as to the material U.S. federal income tax consequences of the Exchange.

        The opinions set forth in this letter are based on the relevant provisions of the Code, Treasury Regulations promulgated thereunder, interpretations of the foregoing as expressed in court decisions, legislative history, and existing administrative rulings and practices of the Internal Revenue Service ("IRS") (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, and which may result in modifications of our opinion. Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary determination by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel's best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

        Further, the opinions set forth above represent our conclusions based upon the documents, facts and representations referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations could affect the opinions referred to herein. Moreover, the Company's qualification and taxation as a REIT depend upon the Company's ability to meet, through actual operating results, requirements under the Code regarding income, assets, distributions and diversity of stock ownership. Because the Company's satisfaction of these requirements will depend on future events, no assurance can be given that the actual results of the Company's operations for any particular taxable year will satisfy the tests necessary to qualify as or be taxed as a REIT under the Code. We have not undertaken to review the Company's compliance with these requirements on a continuing basis. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter and the Certificate.

        The opinions set forth in this letter: (i) are limited to those matters expressly covered; no opinion is to be implied in respect of any other matter; (ii) are as of the date hereof; and (iii) are rendered by us solely for your benefit and may not be relied upon by any person or entity other than you without our express written consent, in each instance. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not hereby admit that we are within the category of person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Clifford Chance US LLP

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  EXHIBIT 8.1
[LETTERHEAD OF CLIFFORD CHANCE US LLP]